ARTICLES OF INCORPORATION

                                OF

            INTERCONTINENTAL STRATEGIC MINERALS, INC.



    The undersigned natural person, acting as incorporator of the corporation under the Nevada Revised Statutes, adopts the following Articles of Incorporation for such corporation.

                            ARTICLE I

    Name. The name of the corporation is "Intercontinental Strategic Minerals, Inc." (hereinafter, the "Corporation").

                            ARTICLE II

    Period of Duration. The period of duration of the Corporation is perpetual.

                           ARTICLE III

    Purposes and Powers. The purpose for which the Corporation is organized is to engage in any and all lawful business.

                            ARTICLE IV

    Common Capitalization. The Corporation shall have the authority to issue 15,000,000 shares of common voting stock having a par value of one mill ($0.001) per share. All common voting stock of the Corporation shall be of the same class and shall have the same rights and preferences. Fully paid stock of the Corporation shall not be liable for further call or assessment. The authorized shares shall be issued at the discretion of the Board of Directors of the Corporation.
    Preferred Capitalization. The Corporation shall also have authority to issue 5,000,000 shares of preferred stock having a par value of one mill ($0.001) per share. The Board of Directors shall, by resolution and amendment to these Articles of Incorporation and without further approval of the stockholders of the Corporation, prescribe the classes, series and the number of each class or series of such preferred stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each such class or series.

                            ARTICLE V

    Initial Resident Agent. The initial resident agent of the Corporation shall be CSC Services of Nevada, Inc., and the street address and mailing address of the initial resident agent are: 502 East John Street, Carson City, Nevada 89706.

                            ARTICLE VI

    Directors. The Corporation shall be governed by a Board of Directors consisting of no less than one director. The number of directors constituting the initial Board of Directors is three and the names and street addresses of the persons who shall serve as directors until their successors are elected and qualified are:

              William Hollingsworth
              192 North 1st West
              Preston, Idaho  83263

              Douglas Eames
              5525 South 900 East, Suite 110
              Salt Lake City, Utah  84117

              Thomas J. Howells
              5525 South 900 East, Suite 110
              Salt Lake City, Utah  84117

                           ARTICLE VII

    Incorporator.  The name and street address of the incorporator is:

              Leonard W. Burningham, Esq.
              Suite 205 Hermes Building
              455 East 500 South Street
              Salt Lake City, UT 84111

                           ARTICLE VIII

    Control Share Acquisitions. The provisions of NRS 78.378 to 78.3793, inclusive, are not applicable to the Corporation.

                            ARTICLE IX

    Indemnification of Directors and Executive Officers. To the fullest extent allowed by law, the directors and executive officers of the Corporation shall be entitled to indemnification from the Corporation for acts and omissions taking place in connection with their activities in such capacities.

                                  /s/Leonard W. Burningham, Esq.
                                  _______________________________
                                  Leonard W. Burningham, Esq.

STATE OF UTAH         )
                      :ss
COUNTY OF SALT LAKE   )

    On the 19th day of February, 1998, personally appeared before me Leonard
W. Burningham, Esq., who duly acknowledged to me that he is the person who signed the foregoing instrument as incorporator; that he has read the foregoing instrument and knows the contents thereof; and that the contents thereof are true of his personal knowledge.

                                  /s/Sheryl Ross
                                  ________________________________
                                  Notary Public